Exhibit 99.1

JACK COOPER ANNOUNCES CLOSING OF EXCHANGE OFFER FOR ITS 9.25% SENIOR SECURED NOTES DUE 2020

ATLANTA, GA, June 15, 2016 — Jack Cooper Holdings Corp. (the “Company”) announced today the closing of its offer to exchange $375 million of its 9.25% Senior Secured Notes due 2020, which have been registered under the Securities Act of 1933 (the “Exchange Notes”), for $375 million of its outstanding 9.25% Senior Secured Notes due 2020, which were issued in a private placement to qualified institutional buyers pursuant to Rule 144A and in an offshore transaction pursuant to Regulation S as promulgated under the Securities Act of 1933, as amended  (the “Original Notes”).

The exchange offer expired at 5:00 p.m. New York City time on June 13, 2016, with all $375 million in aggregate principal amount of the Original Notes having been validly tendered in exchange for an equal amount of Exchange Notes.

This news release is for informational purposes only.  It is not an offer to buy or the solicitation of an offer to sell any security, nor shall there be any offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.  A registration statement on Form S-4 relating to the exchange offer was declared effective by the Securities and Exchange Commission on May 11, 2016.  The exchange offer was made only pursuant to the exchange offer documents that were distributed to holders of the Original Notes, including the prospectus, dated May 12, 2016, and the related letter of transmittal.

The Company, together with its subsidiaries, is a logistics provider and the largest trucking-based car-hauler in the U.S. specializing in the transportation of new automobiles and light trucks.  The Company provides automotive transportation and logistics services to original equipment manufacturers, automotive auction companies and logistics brokers of cars and light trucks in the U.S. and Canada. For more information, access the Company’s website at http://www.jackcooper.com.